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Exhibit 1.4

REPORT UNDER
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTIONS 147.11 and 147.12 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)

        The following information is filed pursuant to the provisions listed above under applicable securities legislation:

  (a)
  the name and address of the offeror:

    1184760 Alberta Ltd.
    c/o Xstrata plc
    Bahnhofstrasse 2
    6301 Zug
    Switzerland

  (b)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

    Not applicable.

  (c)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

    1184760 Alberta Ltd. (the "Offeror") beneficially owns and controls 73,665,996 common shares of Falconbridge Limited ("Falconbridge"), representing approximately 19.8% of the issued and outstanding common shares of Falconbridge.

  (d)
  the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

  (i)
  the offeror, either alone or together with any joint actors, has ownership and control;

      See paragraph (c) above.

    (ii)
    the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

      None.

    (iii)
    the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

      None.

  (e)
  the name of the market in which the transaction or occurrence that gave rise to this report took place:

    Not applicable.

  (f)
  the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

    On July 7, 2006, Xstrata Canada Inc. ("Xstrata Canada"), a corporation organized under the laws of Ontario, Canada and a wholly-owned indirect subsidiary of Xstrata plc ("Xstrata", collectively, the "Reporting Persons"), announced it has extended the expiry time of its offer (the "Original Offer") dated May 18, 2006 to purchase all of the outstanding common shares of Falconbridge together with the associated rights (the "SRP Rights") under the shareholder rights plan of Falconbridge (collectively, the "Common Shares"), which includes Common Shares that may become issued and outstanding after the date of the Original Offer upon the conversion, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares, other than any Common Shares owned directly or indirectly by Xstrata, to 8:00 p.m. (Toronto time) on July 21, 2006 (the "Amended Offer"). A copy of the news release is attached as Exhibit A.

    The foregoing description of the Amended Offer does not purport to be complete and is qualified in its entirety by reference to the full text of the offer and offering circular for the Original Offer, filed with Canadian regulatory authorities on May 18, 2006, as amended by the notice of extension, which Xstrata Canada expects to file with Canadian regulatory authorities on July 7, 2006.

  (g)
  the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

    Not applicable.

  (h)
  the names of any joint actors in connection with the disclosure required by this report;

    Xstrata Canada is a wholly-owned indirect subsidiary of the Offeror, which is a wholly-owned indirect subsidiary of Xstrata. Xstrata is a major global diversified mining group listed on the London and Swiss stock exchanges. The principal executive offices of Xstrata are located at Bahnhofstrasse 2, 6301 Zug, Switzerland.

    The Reporting Persons expressly disclaim that any person other than wholly-owned direct or indirect subsidiaries of Xstrata has acted jointly or in concert with the Reporting Persons in connection with the acquisition described in this Report.

  (i)
  in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

    Not applicable.

  (j)
  if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities.

    See paragraph (f) above.

DATED this 7th day of July, 2006
1184760 ALBERTA LTD.
	by	/s/ BENNY STEVEN LEVENE Name: Benny Steven Levene Title: President and Secretary

EXHIBIT A

PRESS RELEASE

News Release: EXTENSION OF OFFER FOR FALCONBRIDGE LIMITED

Zug, 7 July 2006

Xstrata plc ("Xstrata") announces an extension of the expiry date for its all-cash offer of C$52.50 per share for all of the outstanding common shares of Falconbridge Limited not already owned by Xstrata from Friday July 7, 2006 to 8pm (Toronto time) on Friday July 21, 2006. All other terms and conditions of Xstrata's offer for Falconbridge described in its offer and offering circular dated May 18, 2006 remain unchanged.

Xstrata will mail a formal notice of extension to all Falconbridge shareholders today.

Falconbridge shareholders with questions or requests for copies of the documents, please call Kingsdale Shareholder Services Inc. at 1-866-639-7993. Banks and brokers should call at 416-867-2272.

ends

Xstrata contacts

Claire Divver		Ernie Lalonde
Telephone	+44 20 7968 2871	National Public Relations
Mobile	+44 7785 964 340	Telephone	+1 416 848 1423
Email	cdivver@xstrata.com	Email	elalonde@national.ca

Michael Oke Aura Financial
Telephone	+44 20 7321 0033
Mobile	+44 7834 368 299
Email	michael@aura-financial.com

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EXHIBIT A